      As filed with the Securities and Exchange Commission on June 7, 1996
                                                      Registration No. 33-______
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------


                    INTEGRATED SYSTEMS CONSULTING GROUP, INC.
             (Exact name of registrant as specified in its charter)

                               ------------------



                Pennsylvania                              23-2528944
      -------------------------------                 ------------------
      (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                  Identification No.


       575 East Swedesford Road
       Suite 200
       Wayne, Pennsylvania                                 19087
       --------------------                           -----------------
       (Address of Principal Executive Offices)         (Zip Code)

                                 ---------------



                    INTEGRATED SYSTEMS CONSULTING GROUP, INC.
                            AMENDED AND RESTATED 1989
                           INCENTIVE STOCK OPTION PLAN
                            (Full title of the plan)

                               ------------------


                                DAVID D. GATHMAN
                             Chief Operating Officer
                            575 East Swedesford Road
                                    Suite 200
                                 Wayne, PA 19087
                     (Name and address of agent for service)

                               ------------------


                                 (610) 989-7000
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            DAVID S. ANTZIS, ESQUIRE
                           Saul, Ewing, Remick & Saul
                         1055 Westlakes Drive, Suite 150
                                Berwyn, PA 19312
                                 (610) 251-5055
                            ------------------------

               See next page for calculation of registration fee.

                         CALCULATION OF REGISTRATION FEE


================================================================================================================================
                                                                      Proposed
                                                 Proposed              Maximum
Title of Securities to     Amount to be      Maximum Offering         Aggregate
    be Registered           Registered      Price Per Share(5)    Offering Price(5)        Amount of Registration Fee (5)
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, Par           753,702(1)         $  1.928 (6)         $ 1,453,137                    $3,939.45
Value $.005 Per Share       367,651(2)           23.75                8,731,711
                            128,647(3)            0.4133(6)              53,170
                             49,950(4)           23.75                1,186,313
                             ------

                          1,299,950                                 $11,424,331
                          =========                                 ===========
================================================================================================================================


         (1) Represents shares issuable upon exercise of options previously granted but not yet exercised under the Amended and Restated 1989 Incentive Stock Option Plan.
         (2) Represents shares issuable in connection with the options available for grant under the Amended and Restated 1989 Incentive Stock Option Plan.
         (3) Represents shares previously issued upon the exercise of options previously granted under the Amended and Restated 1989 Incentive Stock Option Plan.
         (4) Represents shares previously issued pursuant to certain stock dividends and stock splits declared by the Registrant on shares previously issued upon the exercise of options previously granted under the Amended and Restated 1989 Incentive Stock Option Plan.
         (5) The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon, in the case of options previously granted and shares previously issued pursuant to the exercise of options, the average of the stated exercise price of such options and shares and, in the case of options still available for grant and shares issued pursuant to stock splits and stock dividends, the average of the reported high and low sale prices of shares of Common Stock on June 3, 1996.
         (6) Represents the average exercise price of options previously granted and shares previously issued pursuant to the exercise of options.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.(1)

Item 2. Registrant Information and Employee Plan Annual Information.(1)

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                  The documents listed in clauses (a) and (b) below are incorporated by reference in this Registration Statement, and all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         (a) The Registrant's latest prospectus dated April 17, 1996 filed pursuant to Rule 424(b) under the Securities Act of 1933, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         (c) The description of the Common Stock contained in the registration statement filed by the Registrant to register such securities under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities.

                  Not applicable.

Item 5. Interests of Named Experts and Counsel.

                  Not applicable.

- --------
(1) The information called for by Part I of Form S-8 is currently included in the description of the Registrant's Amended and Restated 1989 Incentive Stock Option Plan (the "Plan"). Pursuant to the Note to Part I of Form S-8, this information is not being filed with this Form S-8.

         Pursuant to General Instruction C of Form S-8, this Registration Statement contains a prospectus prepared in accordance with the requirements of Part I of Form S-3 relating to reofferings and resales of the Registrant's common stock acquired pursuant to the Plan which is deemed to be "restricted securities" or "control securities" and shares issued pursuant to certain stock dividends and stock splits thereon.

Item 6. Indemnification of Directors and Officers.

                  The Registrant's By-laws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Pennsylvania law permits the Registrant to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Registrant to procure a judgment in its favor. The Registrant has entered into an Indemnification Agreement with each of its directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Registrant has obtained a directors and officers liability insurance policy.

Item 7. Exemption from Registration Claimed.

                  In granting the options and selling the underlying securities upon exercise which constitute the "restricted securities" which are being registered for reoffer and resale pursuant to this Registration Statement, the Registrant is relying on the exemptions to registration set forth in Rule 701 under, and Section 4(2) of, the Act.

Item 8. Exhibits.

                  The following is a list of exhibits filed as part of the Registration Statement:

         5        Opinion of Saul, Ewing, Remick & Saul

         23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants

         23.2     Consent of Saul, Ewing, Remick & Saul (contained in Exhibit
                  No. 5)

         24 Power of Attorney (included on signature page of the Registration Statement)

         99.1 Amended and Restated 1989 Incentive Stock Option Plan (incorporated herein by reference to the Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333- 00790) declared effective by the Securities and Exchange Commission on April 17, 1996).

Item 9. Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liability (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

PROSPECTUS
                                1,299,950 Shares

                    INTEGRATED SYSTEMS CONSULTING GROUP, INC.

                                  Common Stock


                 ----------------------------------------------


         This Prospectus relates to the offer and sale by certain selling stockholders (the "Selling Stockholders") of Integrated Systems Consulting Group, Inc., a Pennsylvania corporation ("ISCG" or the "Company"), of up to 1,299,950 shares (the "Shares") of common stock, par value $.005 per share (the "Common Stock"), 1,250,000 of which have been or may be acquired from time to time by the Selling Stockholders upon their exercise of certain stock options granted to the Selling Stockholders under the Integrated Systems Consulting Group, Inc. Amended and Restated 1989 Incentive Stock Option Plan (the "Plan") and 49,950 of which were issued by the Company in the form of stock dividends and stock splits on shares of Common Stock acquired by the Selling Stockholders upon the exercise of stock options granted under the Plan.

         The Selling Stockholders may from time to time sell all or part of the Shares offered hereby in ordinary brokers' transactions on the Nasdaq National Market, or in privately negotiated transactions at negotiated prices, or otherwise. All of the expenses associated with this registration will be paid by the Company. The Company will not receive any proceeds from the sale of the Shares.

         The Common Stock is included for quotation on the Nasdaq National Market under the symbol "ISCG." On June 3, 1996, the closing sale price of the Company's Common Stock as quoted on the Nasdaq National Market was $24.50 per share.

                 -----------------------------------------------


                    An investment in the Common Stock offered
                   hereby involves a high degree of risk. See
                       "RISK FACTORS" on pages A-3 to A-6.

                 -----------------------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is June 7, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. The reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

         A copy of any document (but not exhibits thereto) incorporated by reference in the Registration Statement of which this Prospectus forms a part but which is not delivered with this Prospectus will be provided by the Company without charge to any person to whom this Prospectus has been delivered, upon the oral or written request of such person. Such requests should be directed to David D. Gathman, Chief Operating Officer, 575 East Swedesford Road, Suite 200, Wayne, PA 19087, (610) 989-7000.

                                  RISK FACTORS


         Investment in the Common Stock offered hereby involves certain risks. Before deciding to purchase any of the Common Stock offered hereby, prospective investors should carefully consider the following factors, among others set forth in this Prospectus.

         Dependence on Pharmaceutical Industry. The Company has in the past derived, and may in the future derive, a significant portion of its revenues from companies in the pharmaceutical industry. Revenues derived by the Company from the pharmaceutical industry during 1993, 1994 and 1995 accounted for approximately 59%, 61% and 64%, respectively, of total revenues. In particular, the Company's revenues are highly dependent on research and development expenditures by the pharmaceutical industry. The Company's operations could be materially and adversely affected by certain changes in the general economic environment within the pharmaceutical industry or the impact of the current trend toward consolidation in or decreases in research and development expenditures in that industry. Furthermore, the Company has benefited to date from the increasing tendency of pharmaceutical companies to outsource large information technology dependent research projects. A reversal or slowing of this trend would have a material adverse effect on the Company's results of operations.

         Attraction and Retention of Technical Employees. The Company's business involves the delivery of professional services and is, therefore, labor-intensive. The Company believes that its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees, particularly technical employees. Information services professionals are in great demand and are likely to remain a limited resource for the foreseeable future. Although the Company expects to continue to attract and retain sufficient numbers of highly skilled technical employees, there can be no assurance that the Company will be able to do so. The loss of a significant number of the Company's technical employees could have a material adverse impact on the Company, including its ability to secure and complete engagements.

         Concentration and Mix of Revenues. Historically, a small number of clients have each accounted for 10% or more of the Company's revenues. In 1994, Merck & Company, Inc. ("Merck") accounted for approximately 17% of the Company's revenues; and, in 1995, Air Products and Chemicals, Inc. ("Air Products") and Merck accounted for approximately 13% and 11% of revenues, respectively. One of these clients recently issued a request for proposals to vendors seeking to provide information technology consulting services, although this client has advised the Company that it will not make any determination until at least mid-1997. An unanticipated reduction of a significant amount of business from either of these clients may have a material adverse effect on the Company's results of operations.

         Since the implementation of a large software application is a complex, time intensive and costly process, clients generally undertake these projects on an irregular basis. As a result, the amount of revenues derived by the Company from any given client likely may vary significantly from year-to-year. Accordingly, the Company expects that clients accounting for large portions of its revenues will change from year-to-year. The inability of the Company to maintain its personnel utilization rates (i.e. the ratio of hours billed to total available hours) following the completion of large engagements, either by securing new engagements or by utilizing its technical employees for existing engagements, could be expected to have a material adverse effect on the Company's results of operations during such period.

         Management of Growth and Utilization of Resources. From January 1, 1992 through December 31, 1995, the size of the Company's professional staff increased from 61 to 254 technical personnel, including an increase of 81 technical personnel during 1995. Further significant increases are anticipated during 1996. As employee related costs are relatively fixed, variations in the Company's revenues and operating results can occur as a result of variations in billing margins and utilization rates of its technical employees. If the Company's management is unable to manage growth effectively and new technical employees are unable to achieve anticipated performance levels, the Company's results of operations could be adversely affected.

         Reliance on Vendor Relationships. The Company has established non-exclusive partnership arrangements with two organizations, Documentum, Inc. ("Documentum") and DLB Systems, Inc. ("DLB"), that it believes are important to its sales, marketing and support activities. Both Documentum and DLB market software applications to the pharmaceutical industry. The Company's history of integrating these vendors' software products into clients' systems has led to strong relationships with these vendors, enhancing the Company's marketing efforts. These partnership arrangements position the Company as a potential systems integrator should clients or prospective clients select one of these vendors' products. These relationships have often resulted in sales leads and the generation of client engagements. The failure by the Company to maintain these relationships or to establish new relationships in the future could have a material adverse effect on the Company's results of operations.

         Technological Advances. The information technology industry has experienced and is continuing to experience rapid technological advances and developments. The Company's success will depend in part on its ability to develop solutions which keep pace with continuing changes in information processing technology, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay or failure to address these developments would have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that technologies developed by others will not render the Company's services noncompetitive or obsolete.

         Competition. The commercial professional services segment of the information technology industry includes a large number of participants and is highly competitive. The Company competes with and faces potential competition for client assignments and experienced personnel from a number of companies that have significantly greater financial, technical and marketing resources and have greater name recognition. The Company also faces competition from organizations providing staff augmentation services to, and individuals who contract directly with, information systems departments of existing and potential clients. The Company's client focus primarily consists of companies within the pharmaceutical industry for which there are a number of professional services firms seeking information technology consulting and applications development engagements. The Company believes that the principal competitive factors in the commercial professional services segment of the information technology industry include responsiveness to client needs, availability of technical personnel, speed of applications development, quality of service, price, project management capability and technical expertise. The Company believes that its ability to compete also depends in part on a number of competitive factors outside its control, including the ability of its competitors to hire, retain and motivate qualified technical personnel, the ownership by competitors of software used by potential clients, the development of software that would reduce or eliminate the need for the Company's services, the price at which others offer comparable services and the extent of its competitors' responsiveness to customer needs.

         Dependence on Key Personnel. The Company believes that its continued success depends to a significant extent upon the efforts and abilities of its senior management. In particular, the loss of services of David S. Lipson, the Company's Chairman, Chief Executive Officer and President, or any of the Company's other executive officers or senior managers could have a material adverse effect on the Company's results of operations. The Company has entered into employment agreements with each of its executive officers.

         Dependence on Government Regulation. A substantial portion of the Company's business depends on the comprehensive government regulation of the drug development process. In the United States, the general trend has been in the direction of continued or increased regulation, although the U.S. Food and Drug Administration (the "FDA") recently announced regulatory changes intended to streamline the approval process for pharmaceutical and biotechnology products.

         Control by Principal Stockholders. David S. Lipson, Safeguard Scientifics, Inc. ("Safeguard"), and a venture capital fund comprised of Technology Leaders II L.P. and Technology Leaders II Offshore C.V. (collectively "Technology Leaders II"), the three largest stockholders of the Company, beneficially own in the aggregate approximately 64.3% of the outstanding Common Stock. As a result, such stockholders collectively have the voting power to elect the Company's entire Board of Directors and to approve all matters requiring stockholder approval. The vote of the shares held by Technology Leaders II is controlled by the majority vote of an executive committee comprised of eleven voting members and one nonvoting member; the voting members include one person designated by a wholly-owned subsidiary of Safeguard.

         Requirements for Listing Securities on the Nasdaq National Market; Application of the Penny Stock Rules. The Common Stock is listed by the Nasdaq National Market. If the Company is unable to maintain the standards for continued listing, the Common Stock could be subject to delisting from the Nasdaq National Market. Trading, if any, in the Common Stock would thereafter be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

         In addition, if the Company's securities were delisted, they would be subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of purchasers to sell their securities in the secondary market.

         The Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

         No Prior Market; Possible Volatility of Stock Price. Prior to the initial public offering of the Company's Common Stock pursuant to the filing of a Registration Statement on Form S-1 which was declared effective by the Commission on April 17,1996, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained. The public markets, in general, have from time to time experienced extreme price and volume fluctuations, which have in some cases been unrelated to the operating performance of particular companies, and the market for technology stocks, such as the Common Stock, can be subject to greater price volatility than the stock market in general. In addition, factors such as announcements of technological innovations, announcements of new products by the Company's competitors or third parties, and market conditions in the information technology industry may have a significant impact on the market price of the Common Stock.

         Possible Issuances of Preferred Stock. Shares of preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding stock of the Company and potentially prevent the payment of a premium to stockholders in an acquisition transaction. The Company has no present plans to issue any shares of preferred stock.

         No Dividends. To date, the Company has not paid any cash dividends on its Common Stock, and does not expect to declare or pay any cash or other dividends in the foreseeable future. Further, the Company's bank loan agreement prohibits the Company from declaring or paying dividends or other distributions on its Common Stock.

                                   THE COMPANY

         The Company provides consulting services that address its clients' information processing needs through technologically advanced solutions, including client-server architecture, graphical user interface-based applications, local and distributed relational databases and cross-platform applications integration. The Company delivers consulting services in two broad areas: applications development and network management. In the applications development area, the Company provides expertise to its clients in the full software development life cycle or one or more discrete phases within such process.

         Historically, the Company has provided consulting services to businesses in a variety of industries such as pharmaceutical, biotechnology, chemical, publishing, software development and general manufacturing. In recent years, however, the Company has principally focused its marketing efforts on the pharmaceutical industry in order to exploit more effectively its extensive experience in the implementation, development and management of information systems used in connection with the drug development process. By virtue of this experience, the Company's technical employees have developed a strong understanding of the drug development process and broad expertise in the information systems and software applications required to support this complicated and data intensive process. In addition, the Company's technical employees have developed a broad range of technical skills and capabilities with respect to commercially available packaged software products that address drug development information processing requirements.

         The Company's principal executive offices are located at 575 East Swedesford Road, Suite 200, Wayne, Pennsylvania 19087, and its telephone number is (610) 989-7000, its World Wide Web homepage address is http://www.iscg.com and its e-mail address is info@iscg.com.

                              SELLING STOCKHOLDERS

         This Prospectus relates to the Shares that may be acquired by the Selling Stockholders pursuant to the exercise of options that have been, or may be in the future, granted pursuant to the Plan, Shares that have been previously acquired by the Selling Stockholders pursuant to the exercise of options granted to the Selling Stockholders pursuant to the Plan and Shares that have been issued by the Company pursuant to stock dividends and stock splits on shares that were acquired by the Selling Stockholders pursuant to the exercise of options granted to the Selling Stockholders under the Plan. The following table sets forth certain information with respect to certain Selling Stockholders who currently hold options to purchase Shares and Selling Stockholders who currently hold Shares from previously exercised options and stock dividends and stock splits. The Company is unaware of whether the Selling Stockholders listed below presently intend to sell the Shares that they own or which they may acquire upon exercise of options. The Company in the future may grant additional options to the persons listed below and to persons other than those listed below whose subsequent sale of the Shares will be covered by this Prospectus, which, in such case, will be supplemented. Certain stockholders who are not affiliates of the Company and who own less than One Thousand (1,000) Shares have been omitted from the table; however, the Shares owned by such non-affiliate stockholders are covered by this Prospectus and may be reoffered and resold.

                                                                                             Number of Shares (and
                                    Number of Shares              Number of Shares           Percentage of Outstanding
                                    Beneficially Owned            Offered for Selling        Shares) Beneficially Owned
Name and                            Prior to this                 Stockholder's              After Completion of this
Position with the Company           Offering(1)                   Account(2)                 Offering(3)
- -------------------------           ------------------            -------------------        ---------------------------

Frank Baldino                          5,000                          15,000                       5,000(*)
   Director
Melvyn E. Bergstein                   10,433                          15,000                      10,433(*)
   Director
David F. Elderkin                     97,400(4)                      137,550                       5,000(*)
   Vice President
David D. Gathman                      74,467(5)                      143,400                       5,000(*)(5)
   Chief Operating Officer
James L. Mann                          8,000                          15,000                       8,000(*)
   Director
Jay M. Rose                           20,000(6)                       41,250                       5,000(*)
   Vice President
Edward P. Kaiserian                   15,800(7)                       27,000                       5,000(*)
   Vice President
Donna J. Pedrick                       1,500                           6,750                       1,500(*)
   Director
John Ryan                             10,150(8)                       49,500                       3,100(*)
   Director
Michael D. Stern                       9,619                           3,750                       9,619(*)
   Director
Edward S. J. Tomezsko                 13,850(9)                        9,750                       8,000(*)
   Director
William L. Abbott                      4,000(10)                      12,300                       1,000(*)
   Technical Service Manager
Mark E. Carty                         11,342(11)                      13,227                         500(*)
   Advisory Consultant
Melissa A. Clancey                    12,050(12)                      21,450                       2,000(*)
   Account Executive
Arlene E. Cohen                       11,025(13)                      15,825                        None
   Senior Consultant
Michael Desiderio                      5,525(14)                       9,000                         500(*)
   Account Executive
Mary K. Fairchild                      3,525(15)                       9,000                        None
   Senior Consultant
Jerry N. Fink                          4,050(16)                       9,000                        None
   Advisory Consultant
Anthony E. Fiorito                    12,975(17)                      18,525                        None
   Advisory Consultant
Alan R. Gordon                         1,950                           4,800                        None
   Legal Counsel

                                                                                             Number of Shares (and
                                    Number of Shares              Number of Shares           Percentage of Outstanding
                                    Beneficially Owned            Offered for Selling        Shares) Beneficially Owned
Name and                            Prior to this                 Stockholder's              After Completion of this
Position with the Company           Offering(1)                   Account(2)                 Offering(3)
- -------------------------           ------------------            -------------------        ---------------------------

Brian J. Guza                          1,350(18)                       8,250                        None
   Senior Consultant
Janice M. Ingram                       4,425(19)                       6,900                        None
   Administration
Jeffrey C. Klein                       5,100                          12,150                        None
   Senior Consultant
Michael P. Laska                       1,050                           1,650                        None
   Consultant
Anthony Leitao                         6,675(20)                      10,575                       1,500(*)
   Technical Service Manager
James J. Lonsdale                     13,100(21)                      20,400                       2,000(*)
   Technical Service Manager
Amy Lutz                               4,075(22)                       8,250                       1,000(*)
   Advisory Consultant
William F. Musman                      3,725(23)                       7,500                         500(*)
   Account Executive
Jeffrey A. Orlowski                    5,625(24)                       8,550                        None
   Senior Consultant
Nakhorn Setthachayanon                 2,100                           3,225                        None
   Consultant
Lisa M. Sheehan                        8,580(25)                       9,975                        None
   Lead Consultant
Victor E. Stambaugh                   19,600(26)                      26,700                       2,500(*)
   Advisory Consultant
Mark D. West                           5,525                          10,350                         500(*)
   Senior Consultant

- ---------------------------------------

(*)      Denotes less than 1% of class.

(1) The number of shares of Common Stock beneficially owned by any Selling Stockholder includes shares subject to options held by the Selling Stockholder that are exercisable within 60 days of the date of this Prospectus. The number of shares of Common Stock beneficially owned by any Selling Stockholder who is not an "affiliate" of the Company does not include any shares of Common Stock which may have been acquired by such non-affiliate Selling Stockholder on the open market and not readily known by the Company.

(2) Represents shares of Common Stock that may be acquired through the exercise of options granted pursuant to the Plan, without regard to whether such options are, or when they become, exercisable and shares of Common Stock previously acquired pursuant to the exercise of options and pursuant to certain stock splits and stock dividends thereon.

(3) Computed in each case by assuming that all options (without regard to when such options become exercisable) granted to the Selling Stockholder under the Plan have been exercised and that the Shares acquired in connection with such exercise were disposed of by the Selling Stockholder. For purposes of computing the percentage of the Company's Common Stock owned by the Selling Stockholder after completion of this offering, it is assumed that the total number of shares of the Company's outstanding Common Stock includes such Shares and outstanding warrants that may be exercised within 60 days of the date of this Prospectus.

(4) Includes 53,400 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(5) Includes 54,068 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options and 5,000 shares of Common Stock owned by Mr. Gathman's two children, both of whom are at majority age. Mr. Gathman disclaims beneficial ownership of such 5,000 shares.

(6) Includes 15,000 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(7) Includes 3,600 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(8) Includes 7,050 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(9) Includes 5,850 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(10) Includes 1,950 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(11) Includes 342 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(12) Includes 2,250 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(13) Includes 1,125 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(14) Includes 1,275 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(15) Includes 825 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(16) Includes 1,650 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(17) Includes 1,875 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options and does not include 7,800 shares which were sold by Mr. Fiorito pursuant to Rule 144(k).

(18) Includes 300 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(19) Includes 675 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(20) Includes 1,575 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(21) Includes 1,800 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(22) Includes 1,275 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(23) Includes 825 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(24) Includes 825 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(25) Includes 3,180 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

(26) Includes 9,900 shares that may be acquired at or within 60 days of June 7, 1996 pursuant to the exercise of outstanding options.

                              PLAN OF DISTRIBUTION

         The Shares of Common Stock covered by this Prospectus are being registered by the Company for the account of the Selling Stockholders. The Company will pay all expenses of registering the Shares, but will not receive any of the proceeds from sales by any of the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.

         The Shares may be sold from time to time by the Selling Stockholders either through one or more brokers or dealers, through privately negotiated transactions or otherwise, at market price prevailing at the time or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, and commissions or discounts or any profit realized on the sale of Shares received by a Selling Stockholder or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of the date of this Prospectus, the Company understands that none of the Selling Stockholders has any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of the Shares.

                       DOCUMENTS INCORPORATED BY REFERENCE

         Incorporated herein by reference and made a part hereof are: (1) the description of the Company's Common Stock contained in the registration statement filed by the Company to register such securities under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description, and (2) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, which documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing such documents.

                                 INDEMNIFICATION

         The Company's By-laws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any such criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter. Pennsylvania law permits the Company to provide similar indemnification to employees and agents who are not directors or officers. The determination of whether an individual meets the applicable standard of conduct may be made by the disinterested directors, independent legal counsel or the stockholders. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in the right of the Company to procure a judgment in its favor. The Company has entered into an Indemnification Agreement with each of its directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable. The Company has obtained a directors and officers liability insurance policy.

==========================================================================
                                TABLE OF CONTENTS
                                                                      Page

Available Information................................................. A-2
Risk Factors.......................................................... A-3
The Company........................................................... A-7
Selling Stockholders.................................................. A-7
Plan of Distribution..................................................A-12
Documents Incorporated by Reference...................................A-12
Indemnification.......................................................A-12


No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or any Underwriter. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any state in which such offer or solicitation is unlawful.
===========================================================================

===========================================================================

                               INTEGRATED SYSTEMS
                             CONSULTING GROUP, INC.

                         -------------------------------

                                   1,299,950

                                  Common Stock

                         -------------------------------

                                   PROSPECTUS


                                  June 7, 1996
==========================================================================

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, Commonwealth of Pennsylvania, on June 7, 1996.

                                       INTEGRATED SYSTEMS CONSULTING GROUP, INC.


                                          By: /s/ David S. Lipson
                                              ----------------------------------
                                              David S. Lipson
                                              Chairman, Chief Executive Officer,
                                              President and Treasurer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints David S. Lipson and David
D. Gathman and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                            Title                                             Date
- ---------                                            -----                                             ----
/s/ David S. Lipson                     Chairman, Chief Executive Officer,                            June 7, 1996
- -------------------                     President and Treasurer
David S. Lipson                         (Principal Executive Officer)



/s/ David D. Gathman                    Chief Operating Officer, Vice President,                      June 7, 1996
- --------------------                    Secretary, Assistant Treasurer (Principal
David D. Gathman                        Financial and Accounting Officer) and Director

/s/ Frank Baldino, Jr,, Ph.D.           Director                                                      June 7, 1996
- -----------------------------
Frank Baldino, Jr., Ph.D.



/s/ Melvyn E. Bergstein                 Director                                                      June 7, 1996
- -----------------------
Melvyn E. Bergstein



/s/ Donald R. Caldwell                  Director                                                      June 7, 1996
- ----------------------
Donald R. Caldwell



/s/ Mark J. DeNino                      Director                                                      June 7, 1996
- ------------------
Mark J. DeNino



                                        Director                                                      June 7, 1996
- -----------------
James L. Mann



/s/ Donna J. Pedrick                    Director                                                      June 7, 1996
- --------------------
Donna J. Pedrick



/s/ John M. Ryan                        Director                                                      June 7, 1996
- ----------------
John M. Ryan



/s/ Michael D. Stern                    Director                                                      June 7, 1996
- --------------------
Michael D. Stern



                                        Director                                                      June 7, 1996
- -------------------------------
Edward S. J. Tomezsko, Ph.D.

                                  EXHIBIT INDEX



Exhibit No.                 Exhibit                       Sequential Page Number
- -----------                 -------                       ----------------------

5           Opinion of Saul, Ewing, Remick & Saul

23.1        Consent of KMPG Peat Marwick LLP,
            independent certified public accountants

23.2        Consent of Saul, Ewing, Remick & Saul
            (Contained in Exhibit No. 5)

24 Power of Attorney authorizing David S. Lipson and David D. Gathman to sign the Registration
            Statement (included in signature page of the Registration Statement)

99.1        Amended and Restated 1989 Incentive Stock
            Option Plan (incorporated herein by reference to the Exhibit 10.1 to the Registration Statement on Form S-1 (File No. 333-00790) declared effective by the Securities and Exchange
            Commission on April 17, 1996).